Robert L. Berman Director, Human Resources and Senior Vice President

Exhibit (10.1)

Personal and Confidential

September 19, 2006

Mr. Frank S. Sklarsky
(address intentionally omitted)

Dear Frank,

We would like to extend an offer to you, subject to approval of the Board of Directors, to join Eastman Kodak Company ("Kodak") as Chief Financial Officer. We are confident that your professional talent will be a great asset to our Company, and more specifically, we would be pleased to have you as a member of our team.

This letter outlines the compensation and benefits arrangements of your offer and employment with Kodak, subject to approval of the Executive Compensation and Development Committee of the Board ("Compensation Committee").

1.     Position

Your position will be Chief Financial Officer. After the commencement of your employment with Kodak, management will recommend to the Board of Directors that you be elected an Executive Vice President of Kodak.

You will be located in Rochester, NY.

2.     Employment Date

You will commence your employment on or before October 30, 2006.

3.     Base Salary

Your base salary will be at the rate of $600,000 per year.

4.     Executive Compensation for Excellence and Leadership and Cash Bonus

You will be eligible to participate in Kodak's short-term variable pay plan for its management level employees, Executive Compensation for Excellence and Leadership Plan ("EXCEL"). Your annual target award under EXCEL will be 75% of your base salary, making your total targeted annual compensation $1,050,000. Your actual award for a year will vary based on Company performance, unit performance, your job performance, and such other criteria selected by the Company. Enclosed is a summary of this plan.

     Eastman Kodak Company – 343 State Street – Rochester, NY 14650-0233
Phone: 585-724-7674 Fax: 585-724-1655 Email: robert.berman@kodak.com

Mr. Frank S. Sklarsky
September 19, 2006

Within 30 days after EXCEL awards are paid with respect to the 2006 performance period (expected to be in April 2007), we will pay you a $112,500 gross cash bonus (which is 100% of your target EXCEL award, pro-rated for the 3 months you will be employed during 2006), less any amount you actually receive under EXCEL with respect to the 2006 performance period. This bonus is subject to all federal, state, and FICA withholding, and will not be "benefits bearing." In other words, the amount of this bonus will not be taken into account, nor considered for any reason, for purposes of determining any Kodak provided benefits or compensation to which you are or may become eligible. The payment of this bonus is contingent upon your remaining continuously employed by Kodak through the time the bonus is paid.

5.     Signing Bonus – Restricted Stock Award

Kodak will propose to the Compensation Committee that you be granted as a signing bonus a one-time grant of 50,000 shares of restricted Kodak common stock under, and subject to, the terms of the 2005 Omnibus Long-Term Compensation Plan ("2005 Omnibus Plan"). The restrictions on one-half of the shares will lapse on each of the second and fourth anniversaries of the date of grant. The specific terms, conditions and restrictions of your restricted stock grant will be contained in an award notice delivered to you shortly after the grant date. This letter agreement is subject to the terms of the award notice.

6.     Corporate Officer Stock Option Program

You will be eligible to participate in the annual corporate officer stock option program. Kodak will propose to the Compensation Committee that your target grant under, and subject to, the terms of the 2005 Omnibus Plan, is such that it would have a value of approximately $800,000, as determined by Kodak. Given the current price of Kodak stock, this would be a target grant of approximately 100,000 non-qualified stock options. The specific terms, conditions and restrictions of any such stock option grant will be contained in an award notice delivered to you shortly after the grant date. This letter agreement is subject to the terms of such award notice.

7.     Leadership Stock Program

You will be eligible to participate in Kodak's Leadership Stock Program. It offers performance incentives that, when earned, become full-value shares of Kodak stock. The target range that you will be eligible for depends on your wage grade and relative assessment of each executive's Leadership/Execution. Your actual award for a performance cycle will vary based on the Company's specific Leadership Stock metric over the two–year period performance cycle. Kodak will propose to the Compensation Committee that your target allocation is such that it would have a value of approximately $800,000, as determined by Kodak. Given the current price of Kodak stock, this would be a target allocation of approximately 32,000 units. The first performance cycle for which you will be eligible is that cycle scheduled to commence on January 1, 2007. A description of the plan is enclosed.

8.     Vacation

You will be entitled to 5 weeks' vacation per calendar year.

For this year, however, you will be entitled to 2 weeks' vacation.

Mr. Frank S. Sklarsky
September 19, 2006

9.     Benefits

You will be eligible to immediately participate in Kodak's Flexible Benefits Plan, which includes health and dental coverage, long-term disability coverage, life insurance and eligibility for long-term care insurance. You will also be eligible for coverage under Kodak's Short-Term Disability Plan.

You will be eligible to participate in the 1982 Eastman Kodak Company Executive Deferred Compensation Plan ("EDCP"). This is a non-qualified/unfunded plan in which you may elect to defer a portion of your base salary and EXCEL award. A description of the plan is enclosed.

You will also qualify for company-paid coverage of $5 million of personal umbrella liability insurance (“PULI”).

You will be provided with individual financial counseling services through one of three companies. You will be eligible for this benefit upon your start date.

You are also eligible to participate in the Kodak Executive Health Management Plan beginning in 2007.

You will be eligible to participate in Kodak's Cash Balance Plus retirement plan. The enclosed brochure describes this plan in more detail.

Immediately upon your employment, you will also be eligible to participate in the Eastman Kodak Employees' Savings and Investment Plan ("SIP"), Kodak's 401(k) plan. You will be eligible to make rollover deferrals from other qualified plans within two years from the date of your hire.

10.	Retirement Benefits

A.

Enhanced Retirement Benefit. Kodak will establish a phantom cash balance account on your behalf. Subject to your satisfaction of the terms of this letter agreement, including but not limited to Subsection (B) below, Kodak will, for up to a maximum of five (5) years, credit this account by $100,000 each year, beginning on October 2, 2007 and continuing on each succeeding October 2 until October 2, 2011. Thus, the maximum amount Kodak will credit to this account is $500,000. By way of example, assuming you remain continuously employed by Kodak until October 2, 2011, your account balance will be credited by $500,000. Any amounts credited to this account will earn interest at the same interest rate that amounts accrue interest under the cash balance benefit of the Kodak Retirement Income Plan (“KRIP”). In no event will any of these phantom cash balance benefits be “benefits bearing.” In other words, the amount of these benefits will not be taken into account, nor considered for any reason, for purposes of determining any Kodak provided benefits or compensation to which you are or may become eligible.

B.

Continuous Employment. In order to receive any of the amounts, including interest, credited to your phantom cash balance account, you must remain continuously employed by Kodak until at least October 2, 2011. Thus, other than as set forth in Subsection (C) below, if your employment terminates for any reason, whether voluntarily or involuntarily, on or prior to October 2, 2011, you will forfeit all of the amounts, including interest, credited to your phantom cash balance account.

Mr. Frank S. Sklarsky
September 19, 2006

C.

Termination Without Cause. Notwithstanding Subsection (B) above to the contrary, if, prior to October 2, 2011, Kodak terminates your employment without Cause (as defined below), you will still receive the amounts credited to your phantom cash balance account at the time your employment is terminated.

D.

Payment. The amount of the enhanced retirement benefit, if any, payable to you under Subsection (A) will: (i) be paid in a lump sum within four weeks after the six-month waiting period required for compliance with Internal Revenue Code Section 409A for "key employees" (as defined under such Section); (ii) not be funded in any manner; (iii) be included in your gross income as ordinary income, subject to all income and payroll tax withholding required to be made under all applicable laws; and (iv) not be grossed up or be given any other special tax treatment by Kodak. In the event of your death, any amount remaining in your cash balance account will be paid to your estate.

11.	Severance Benefits

A.

In General. If, prior to the fifth anniversary of the date of your employment by Kodak, (i) your employment terminates because of a “Disability” (as defined below), or (ii) Kodak terminates your employment for reasons other than "Cause" (as defined below) without offering you a reasonably comparable position commensurate with your experience and background, Kodak will pay you a severance allowance equal to one (1) times your then-current annual total target compensation (base salary plus target award under EXCEL), subject to your satisfaction of the terms of this Section. This amount will be paid over the twelve-month period commencing on the six-month anniversary of your last day of work (no interest will be paid during the six-month waiting period). Payments will be substantially equivalent and generally made consistently with Kodak's normal payroll cycles (currently bi-weekly), but no less frequently than monthly. Kodak will withhold from the severance allowance all income, payroll and employment taxes required by applicable law or regulation to be withheld. This severance allowance will be paid to you in lieu of any other severance benefit, payment or allowance for which you would otherwise be eligible, except any benefits payable to you under Kodak’s Termination Allowance Plan (“TAP”) or any successor plan thereto. To the extent, however, you are eligible for a severance benefit under TAP (or any successor plan), the benefits payable to you under this Section shall be reduced by the amount of such severance benefit. In no event will any of this severance allowance be “benefits bearing.” In other words, the amount of these benefits will not be taken into account, nor considered for any reason, for purposes of determining any Kodak provided benefits or compensation to which you are or may become eligible.

Mr. Frank S. Sklarsky
September 19, 2006

B.

Continuation of Existing Health, Dental and Basic Life Insurance Coverages. Your existing elections under the Kodak Medical Assistance Plan (“Kmed”) and the Kodak Dental Assistance Plan (“Kdent”) and for Basic Coverage under the Kodak Life Insurance Plus Plan will be continued, and fully paid by Kodak, until the last day of the fourth month immediately following the month of your termination from employment.

C.

Outplacement Services. Outplacement services will be provided to you in the same manner, and on the same terms and conditions, as if you were eligible for “Outplacement Services” pursuant to Article 8 of TAP.

D.

Agreement, Waiver and Release. In order to receive the severance allowance and other benefits described in this Section, you must execute immediately prior to your termination of employment a waiver, general release and covenant not to sue in favor of Kodak (the “Agreement, Waiver and Release”), in a form satisfactory to the Senior Vice President and Director, Human Resources, of Kodak. In the event you breach any of the terms of the Eastman Kodak Company Executive Employees’ Agreement or the Agreement, Waiver and Release, in addition to and not in lieu of, any other remedies that Kodak may pursue against you, no further severance allowance payments will be made to your pursuant to this Section and you agree to immediately repay to Kodak all moneys previously paid to you pursuant to this Section.

E.	Cause. For purposes of this letter, “Cause” shall mean:

i.

your continued failure, for a period of at least 30 calendar days following a written warning, to perform your duties in a manner deemed satisfactory by your supervisor, in the exercise of his/her sole discretion; or

	ii.	your failure to follow a lawful written directive of the Chief Executive Officer or your supervisor; or

iii.

your willful violation of any material rule, regulation, or policy that may be established from time to time for the conduct of Kodak’s business; provided, however, that for the purposes of determining whether conduct constitutes willful violation, no act on your part shall be considered “willful” unless it is done by you in bad faith and without reasonable belief that your action was in the best interests of Kodak;; or

	iv.	your unlawful possession, use or sale of narcotics or other controlled substances, or, performing job duties while illegally used controlled substances are present in your system; or

v.

any act of omission or commission by you in the scope of your employment (a) which results in the assessment of a civil or criminal penalty against you or Kodak, or (b) which in the reasonable judgment of your supervisor could result in a material violation of any foreign or U.S. federal, state or local law or regulation having the force of law; or

Mr. Frank S. Sklarsky
September 19, 2006

vi.	your conviction of or plea of guilty or no contest to any crime involving moral turpitude; or

vii.

any willful misrepresentation of a material fact to, or willful concealment of a material fact from, your supervisor or any other person in Kodak to whom you have a reporting relationship in any capacity; provided, however, that for the purposes of determining whether conduct constitutes willful misrepresentation or concealment, no act on your part shall be considered “willful” unless it is done by you in bad faith and without reasonable belief that your action was in the best interests of Kodak; or

viii.	your breach of Kodak’s Business Conduct Guide, the Eastman Kodak Company Employee’s Agreement or similar guide or agreement of a prior employer.

F.	Disability. For purposes of this letter, the term “Disability” means disability under the terms of the Kodak Long-Term Disability Plan.

12.     Relocation

You will be eligible to participate in the Company’s Enhanced New Hire Relocation Program (the “Relocation Program”). Enclosed is a summary of the Program. You agree to repay the total amount of the gross relocation payments made in connection with this letter agreement if within two years of your employment date either (i) you terminate your employment with Kodak or (ii) Kodak terminates your employment for “Cause” (as defined above). Such amount will be due immediately upon either: (i) your notification to Kodak that you intend to terminate your employment, or (ii) Kodak’s notification to you that your employment is being terminated for Cause. All reimbursement payments will be made by March 15 of the year following the year in which the second anniversary of your employment occurs.

13.     Temporary Housing

To assist you in finding a permanent residence in the Rochester, NY area, Kodak agrees to reimburse you for your temporary housing expenses. More specifically, for up to a six (6) month period commencing on your first day of employment, Kodak agrees to reimburse you for your temporary housing expenses up to a maximum dollar amount of $3,000 per month. These expenses must be incurred for temporary housing in the Rochester, NY area. Proper documentation of these expenses will be required in accordance with the terms of Kodak's relocation program. To the extent you are subject to Federal or state income tax on these expense reimbursements, Kodak will "gross-up" the reimbursements so that after such taxes are incurred by you, you shall receive a net payment equal to the amount of the expense. The amount of any such "gross-up" will not be included in the calculation of the $3,000 per month limit. Kodak will in 2006 reimburse expenses for which you provide proper documentation by December 15, 2006, and will in 2007 reimburse expenses for which you provide proper documentation by December 15, 2007. Kodak will not reimburse any expenses submitted after December 15, 2007.

Mr. Frank S. Sklarsky
September 19, 2006

14.     Air Travel

After the commencement of your employment, Kodak agrees to reimburse you for the air travel expenses you incur in traveling back and forth between Rochester, NY and Omaha, Nebraska until such time as you relocate to Rochester. In order to be eligible for reimbursement, the air travel must be coach class, not exceed in the aggregate $20,000 and be incurred prior to the earlier of the six-month anniversary of your employment date or the date of your relocation to Rochester. Proper documentation of these expenses will be required in accordance with the terms of Kodak's relocation program. To the extent you are subject to Federal or state income tax on these expense reimbursements, Kodak will "gross-up" the reimbursements so that after such taxes are incurred by you, you shall receive a net payment equal to the amount of the expense. The amount of any such "gross-up" will not be included in the calculation of the $20,000 limit. Kodak will in 2006 reimburse expenses for which you provide proper documentation by December 15, 2006, and will in 2007 reimburse expenses for which you provide proper documentation by December 15, 2007. Kodak will not reimburse any expenses submitted after December 15, 2007.

15.     Employment Preconditions

This conditional offer of employment is subject to the following conditions and may be withdrawn by Kodak due to your inability to satisfy any one or more of these conditions. By signing this letter, you agree and acknowledge that Kodak may perform the activities contemplated below in order to verify the conditions.

A.

Physical Exam and Drug Test. You are required to complete a physical examination and drug screen before this offer and your acceptance become final. This will be at Kodak's expense. This offer is contingent upon a negative drug screen urinalysis test result. Our medical department will be sending you a drug-screen kit and relevant information shortly via DHL Express. Please review this information immediately upon receipt of the kit. There will be instructions regarding where to have this test completed.

B.

FORM I-9. Kodak is required by Immigration and Naturalization Service regulations and Federal Law to verify identity and authorization to work of all prospective employees. Enclosed is an Employment Eligibility Verification Form I-9 that outlines the details of these requirements. Inability to comply with these requirements will cause rescission of this conditional offer.

C.

Past Employment, Social Security Number, Criminal, Education, Credit History, etc. Kodak will verify your past employment history and your social security number and conduct a check of your education, credit history, and criminal convictions records. This offer is contingent upon these verifications and checks being acceptable to Kodak. Sterling Testing Systems of 249 West 17th Street 6th floor, New York, NY 10001 has been engaged by Kodak to conduct the verifications and checks. Attached is the Consent and Authorization form that authorizes Kodak to conduct these verifications and checks.

Mr. Frank S. Sklarsky
September 19, 2006

D.	Reference Evaluation. Kodak will conduct a check of your references. This offer is contingent upon this reference check being acceptable to Kodak.

16.     Confidential Information

It is important that the relationship between you and Kodak be established at the outset so as to enable you to properly safeguard confidential information which you may have acquired from your previous employer(s). "Confidential Information" is defined as information proprietary to a previous employer which is generally secret and which you learned while employed with that employer.

By accepting this conditional offer, you represent to Kodak that your obligations regarding the Confidential Information will not impede your ability to perform the duties and responsibilities required by virtue of your position with Kodak.

During your employment with Kodak, we would expect that you will keep in mind the Confidential Information and inform us if you believe that any duties or responsibilities to which you are assigned will involve its use or disclosure. I am available at any time to discuss questions which might arise in this regard. All such discussions you may have with me or anyone else at Kodak in this regard should refer to the Confidential Information only in general terms so as to avoid disclosure of the information you believe to be confidential.

17.     Executive Employee's Agreement

Attached is a copy of the Eastman Kodak Company's Executive Employee's Agreement. All employees are required to sign the Employee's Agreement as a condition of employment. If you accept this offer letter, please sign and date the Executive Employee's Agreement and return it along with this signed offer letter.

18.     No Conflicting Legal Obligations

By signing this letter, you represent that you are not subject to any restrictions, particularly, but without limitation, in connection with any previous employment, which prevent you from entering into and performing your obligations under this offer letter or which materially and adversely affect (or may in the future, so far as you can reasonably foresee, materially affect), your right to participate in the affairs of Kodak.

19.	Miscellaneous

A.

Entire Agreement. By accepting this conditional offer of employment, you agree and acknowledge that this offer letter contains the entire understanding between Kodak and yourself with respect to your employment and supersedes all previous written or oral negotiations, commitments, and agreements with respect to such subject matter.

B.

Best Efforts. You are expected to devote your best efforts and all of your business time to the affairs of Kodak. You may, however, engage in any charitable, civic and community activities, provided, however, such activity(ies) does (do) not materially interfere with your duties and responsibilities.

Mr. Frank S. Sklarsky
September 19, 2006

C.

Employment at Will. Please also keep in mind that, regardless of any provision contained in this letter to the contrary, your employment at Kodak is "at will". That is, you will be free to terminate your employment at any time, for any reason, and Kodak is free to do the same.

D.	Confidentiality. You agree to keep the existence of this letter confidential except that you may review it with your financial advisor, attorney or spouse/partner and with me or my designee.

E.

Unenforceability. If any portion of this letter is deemed to be void or unenforceable by a court of competent jurisdiction, the remaining portions will remain in full force and effect to the maximum extent allowed by law. The parties intend and desire that each portion of this letter be given the maximum possible effect by law.

F.

Right of Set-Off. You agree that except as prohibited by law, your obligations to repay Kodak under the terms of this letter may be satisfied by Kodak, at its option or without prior notice to you, by its set-off against any amounts payable by Kodak to you, including compensation or benefits, at the time of your termination of employment for or on any account of any reason. Kodak will advise you of any set-off effected under this paragraph. This paragraph shall be without prejudice and in addition to any right of set-off, combination of accounts, lien or other right to which Kodak is at any time otherwise entitled (whether by operation of law, contract or otherwise).

G.

Plan Documents Control. To extent that the terms of this Agreement relate to a compensation or benefit plan, such terms are subject to the provisions of the applicable governing documents (such as plan documents, administrative guides and award notices), which are subject to change.

H.

Administration. All compensation and benefits provided under this Agreement will be administered by the Kodak employee with the title Director of Human Resources for Kodak ("Administrator"). The Administrator will have total and exclusive responsibility to control, operate, manage and administer such compensation and benefits in accordance with their terms and all the authority that may be necessary or helpful to enable him to discharge his responsibilities with respect to them. Without limiting the generality of the preceding sentence, the Administrator will have the exclusive right to: interpret this Agreement, decide all questions concerning eligibility for and the amount of compensation and benefits payable, construe any ambiguous provision, correct any default, supply any omission, reconcile any inconsistency, and decide all questions arising in the administration, interpretation and application of this Agreement. The Administrator will have full discretionary authority in all matters related to the discharge of his responsibilities and the exercise of his authority, including, without limitation, his construction of the terms of this Agreement and his determination of eligibility for compensation and benefits. It is the intent of the parties hereto, that the decisions of the Administrator and his actions with respect to this Agreement will be final and binding upon all persons having or claiming to have any right or interest in or under this Agreement and that no such decision or actions shall be modified upon judicial review unless such decision or action is proven to be arbitrary or capricious.

Mr. Frank S. Sklarsky
September 19, 2006

I.

Internal Revenue Code Section 409A. The arrangements described in this letter are intended to comply with Section 409A of the Internal Revenue Code to the extent such arrangements are subject to that law. The parties agree that they will negotiate in good faith regarding amendments necessary to bring the arrangements into compliance with the terms of that Section or an exemption therefrom as interpreted by guidance issued by the Internal Revenue Service; provided, however, that Kodak may unilaterally amend this Agreement for purposes of compliance if, in it's sole discretion, Kodak determines that such amendment would not have a material adverse effect with respect to your rights under the Agreement. The parties further agree that to the extent an arrangement described in this letter fails to qualify for exemption from or satisfy the requirements of Section 409A, the affected arrangement may be operated in compliance with Section 409A pending amendment to the extent authorized by the Internal Revenue Service. In such circumstances Kodak will administer the letter in a manner which adheres as closely as reasonably possible to the existing terms and intent of the letter while complying with Section 409A. This paragraph does not restrict Kodak's rights (including, without limitation, the right to amend or terminate) with respect to arrangements described in this letter to the extent such rights are reserved under the terms of such arrangements.

J.	Applicable Law. This letter, and its interpretation and application, will be governed and controlled by the laws of the State of New York without giving effect to principles of conflicts of laws.

K.

Amendment. This letter agreement may not be changed, modified, or amended, except in a writing signed by both you and Kodak which expressly acknowledges that it is changing, modifying or amending this letter agreement.

Mr. Frank S. Sklarsky
September 19, 2006

* * * * *

Please respond to this conditional offer of employment by September 20, 2006 if you find it acceptable. Please acknowledge this by signing your name on the signature line provided and returning the signed original of this letter along with the signed enclosed Executive Employee's Agreement and the Consent and Authorization form directly to me.

Please feel free to contact me at (585) 724-7674 if you have any questions.

Sincerely,

Robert L. Berman

RLB:gjg
Attachments

cc:      Antonio Perez

Signature:	Date:
Frank S. Sklarsky